Exhibit 99.1

PublicSquare Announces Donald Trump Jr. and Willie Langston Appointed to Board of Directors

WEST PALM BEACH, Fla, December 3, 2024 — PSQ Holdings, Inc. (NYSE: PSQH) (“PublicSquare,” or the “Company”), America’s leading commerce and payments ecosystem valuing life, family, and liberty, today announced Donald Trump Jr. and Willie Langston have been appointed to its board of directors effective December 3, 2024.

Michael Seifert, Chairman and Chief Executive Officer of PublicSquare, commented, “We are pleased to have Donald Trump Jr. and Willie Langston join the PublicSquare Board as we gain momentum and scale in the fintech space. As shareholders and accomplished business leaders, both are committed to building shareholder value by delivering on the promise of our unique platform. Don has been an investor in PublicSquare since before our IPO, and Willie invested in our most recent PIPE offering in October 2024. Don’s passion for creating a “cancel-proof” economy, his years of strategic business experience, and his leadership within the shooting sports industry offer important expertise at the board level. Willie’s financial acumen and capital markets expertise will assist PublicSquare as we scale our solutions while managing rapid growth as one of the most important new marketplaces for American consumers.”

Donald Trump Jr. commented, “Having been involved from the earliest days of the company, I am thrilled to join the PublicSquare board of directors. With a rapidly growing marketplace and payments ecosystem, PublicSquare has a distinct position in the market based on the core tenets of our nation’s founding, paired with a results-driven management team. The American people have affirmed the importance of liberty, and PublicSquare is at the forefront of this movement. As a director, I’m committed to the long-term success of this important mission for our customers, merchants, and shareholders.

Willie Langston commented, “The opportunity to build on PublicSquare’s early success as a high-growth start-up company is compelling from a strategic and governance perspective. As both a director and a shareholder, I believe there is significant value to be unlocked based on the early wins of building a growing, networked marketplace for pro-America small businesses, an uncancellable payments stack, and a leading position in the underserved firearms financing and payment processing space. I am pleased to contribute to the company’s governance and strategic direction as a board member.”

About Donald Trump Jr.

Donald Trump, Jr. serves as an Executive Vice President of Development & Acquisitions at The Trump Organization, Inc. Mr. Trump recently announced his intentions to join 1789 Capital, a venture capital firm, as a partner and is expected to help the firm with investments in companies in the “parallel economy” that espouse a conservative world view, as well as help raise capital for the firm. Since 2024, Mr. Trump has served as Director of Trump Media & Technology Group. Mr. Trump directs new project acquisition and development for The Trump Organization worldwide. Mr. Trump actively oversees The Trump Organization’s current and new property portfolio, which contains over 70 projects. Mr. Trump is involved in all aspects of real estate development, from deal evaluation, analysis, and pre-development planning to construction, branding, marketing, operations, sales, and leasing. Mr. Trump is an accomplished and sought-after speaker, has spoken extensively throughout the United States, and has given keynote speeches internationally. Mr. Trump received his Bachelor’s degree in Finance and Real Estate from the Wharton School of Finance at the University of Pennsylvania.

About Willie Langston

Willie Langston is a Partner with Corient, an asset management and advisory firm in Houston, TX. He is a Co-Founder and Executive Committee member of Corient’s legacy firm, Avalon, which he formed in 2001. From 1996 to 2001, Mr. Langston helped to form and held various positions at Morgan Stanley’s Private Wealth Management Division in Texas. From 1985 to 1996, Mr. Langston held multiple roles with Goldman Sachs’ Private Wealth Management. Mr. Langston began his career at Coopers & Lybrand. Mr. Langston was the national finance chair for Ted Cruz’s presidential campaign and currently serves on the board of the TAMU Mays College of Business and, until recently, the board of Breakaway Ministries. He’s chairman of Glorieta Camps and the Deacons at Second Baptist Church and has held past board positions in several notable foundations and organizations in the community. Mr. Langston has an MBA from Stanford University and graduated summa cum laude with a BBA from Texas A&M University.

About PublicSquare

PublicSquare is America’s leading commerce and payments ecosystem, valuing life, family, and liberty. PublicSquare operates under three segments: Marketplace, Financial Technology, and Brands. The primary mission of the Marketplace segment is to help consumers “shop their values” and put purpose behind their purchases. PublicSquare leverages data and insights from the Marketplace to assess its customers’ needs and provide wholly-owned quality financial products and brands. PublicSquare’s Financial Technology segment comprises Credova, a consumer financing company, and PublicSquare Payments, a “cancel-proof” payments company. PublicSquare’s Brands segment comprises EveryLife, a premium D2C life-affirming baby products company. Visit publicsquare.com to learn more.

Investors Contact:

investment@publicsquare.com

Media Contact:

pr@publicsquare.com